Exhibit 23.2

ACCOUNTANT’S CONSENT

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-2 to be filed with the Securities and Exchange Commission on or about January 16, 2004, of our report dated October 30, 2003, accompanying the consolidated financial statements of Peoples Community Bancorp, Inc. (the “Company”), which is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.  We consent to the use of our name as it appears in the section captioned “Experts.”

/s/ Grant Thornton LLP

Cincinnati, Ohio
January 15, 2004